-----------------------------                                                                          -----------------------------
|          FORM 5           |                 U.S. SECURITIES AND EXCHANGE COMMISSION                  |        OMB APPROVAL       |
-----------------------------                         Washington, D.C. 20549                           |----------------------------
[_]  Check this box                                                                                    | OMB Number:     3235-0362 |
     if no longer subject               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations          Filed pursuant to Section 16(a) of the Securities Exchange         | hours per response....1.0 |
     may continue. See               Act of 1934, Section 17(a) of the Public Utility Holding          -----------------------------
     Instruction 1(b).                      Company Act of 1935 or Section 30(h) of the
[_]  Form 3 Holdings                              Investment Company Act of 1940
     Reported
[X]  Form 4 Transactions
     Reported
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| 1. Name and Address of               | 2. Issuer Name and Ticker or              | 6. Relationship of Reporting Person(s)        |
|    Reporting Person*                 |    Trading Symbol                         |     to Issuer (Check all applicable)          |
|                                      |                                           |                                               |
|    MDP Ventures II LLC               |    The Sports Club Company, Inc. (SCY)    |    |_| Director             |X| 10% Owner(1)  |
|                                      |                                           |    |_| Officer (give title  |_| Other (specify|
------------------------------------------------------------------------------------                 below)                 below) |
|   (Last)    (First)    (Middle)      | 3. IRS                  | 4. Statement for|                                               |
|                                      |    Identification       |    Month/Year   |                                               |
|                                      |    Number of            |                 |                                               |
|                                      |    Reporting            |December 31, 2002|------------------------------------------------
|           1995 Broadway              |    Person, if an        ------------------- 7. Individual or Joint/Group Reporting        |
----------------------------------------    entity               | 5. If Amendment,|        (check applicable line)                |
|             (Street)                 |    (Voluntary)          |    Date of      |                                               |
|                                      |                         |    Original     |    |_| Form Filed by One Reporting Person     |
|                                      |                         |    (Month/Year) |    |X| Form Filed by More than One Reporting  |
|                                      |                         |                 |        Person                                 |
|  New York        NY          10023   |                         |                 |                                               |
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|   (City)      (State)        (Zip)   |     Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
------------------------------------------------------------------------------------------------------------------------------------
|1.                             |2.      |2A.     |3.     |4.                                   |5.             |6.     |7.        |
|Title of Security              |Trans-  |Deemed  |Trans- |Securities Acquired (A)              |Amount of      |Owner- |Nature of |
|(Instr. 3)                     |action  |Execu-  |action |or Disposed of (D)                   |Securities     |ship   |Indirect  |
|                               |Date    |tion    |Code   |(Instr. 3, 4 and 5)                  |Beneficially   |Form:  |Beneficial|
|                               |(Month/ |Date,   |(Instr.|                                     |Owned at end   |Direct |Ownership |
|                               |Day/    |if any  | 8)    |-------------------------------------|of Issuer's    |(D) or |(Instr. 4)|
|                               |Year)   |(Month/ |       |                |   |                |Fiscal Year    |In-    |          |
|                               |        |Day/    |       |                |   |                |(Instr. 3      |direct |          |
|                               |        |Year)   |       |                |(A |                | and 4)        |(I)    |          |
|                               |        |        |       |                |or |                |               |(Instr.|          |
|                               |        |        |       |     Amount     |(D)|      Price     |               | 4)    |          |
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                        4/04/01             P4         5,000        A        $2.90                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                        4/05/01             P4         1,000        A        $3.00                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                        4/20/01             P4          600         A        $3.15                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                        7/06/01             P4         1,000        A        $3.15                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share                        7/11/01             P4          200         A        $3.15                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
See Appendix A attached hereto
------------------------------------------------------------------------------------------------------------------------------------
        * If the form is filed by more than one reporting person, see instruction 4(b)(v).



                    Potential persons who are to respond to the collection of information                                     (Over)
                    contained in this form are not required to respond unless the form                              SEC 2270 (02-02)
                    displays a currently valid OMB control number.

                                                                                                                   Page 1 of 7 Pages

                                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
  FORM 5 (continued)                        (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.                                |2.         |3.      |3A.     |4.     |5.                                     |6.               |
|Title of Derivative Security      |Conversion |Trans-  |Deemed  |Trans- |Number of Derivative Securities        |Date Exercisable |
|(Instr. 3)                        |or Exercise|action  |Execu-  |action |Acquired (A) or Disposed of (D)        |and Expiration   |
|                                  |Price of   |Date    |tion    |Code   |(Instr. 3, 4 and 5)                    |Date (Month/Day  |
|                                  |Derivative |(Month/ |Date,   |(Instr.|                                       |Year)            |
|                                  |Security   |Day/    |if any  | 8)    |---------------------------------------|------------------
|                                  |           |Year)   |(Month/ |       |                   |                   | Date   | Expi-  |
|                                  |           |        |Day/    |       |                   |                   | Exer-  | ra-    |
|                                  |           |        |Year)   |       |                   |                   | cis-   | tion   |
|                                  |           |        |        |       |        (A)        |        (D)        | able   | Date   |
------------------------------------------------------------------------------------------------------------------------------------
   Series C Preferred Stock,
   par value $.01 per share           $3.00     9/06/02              P4         2,000(6)                           Immed.
------------------------------------------------------------------------------------------------------------------------------------

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
                               Table II (continued) -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
  FORM 5 (continued)                        (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.                              |7.                                      |8.          |9.                   |10.      |11.        |
|Title of Derivative Security    |Title and Amount of Underlying          |Price of    |Number of Derivative |Owner-   |Nature of  |
|(Instr. 3)                      |Securities (Instr. 3, 4 and 5)          |Derivative  |Securities Bene-     |ship of  |Indirect   |
|                                |                                        |Security    |ficially Owned at    |Deriv-   |Beneficial |
|                                |                                        |(Instr. 5)  |End of Year          |ative    |Ownership  |
|                                |                                        |            |(Instr. 4)           |Security:|(Instr. 4) |
|                                |----------------------------------------|            |                     |Direct   |           |
|                                |                    |     Amount or     |            |                     |(D) or   |           |
|                                |        Title       |     Number of     |            |                     |Indirect |           |
|                                |                    |     Shares        |            |                     |(I)      |           |
------------------------------------------------------------------------------------------------------------------------------------
  Series C Preferred Stock,       Common Stock, par
  par value $.01 per share        value $.01 per share       666,667         $1,000        2,000                (1)(7)   (1)(7)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) These securities are owned directly by MDP Ventures II LLC ("Ventures II").
    Millennium Development Partners II LLC ("MDP II") has an indirect beneficial interest in these securities in its capacity as managing member of Ventures
    II. Christopher M. Jeffries MDP Ventures II LLC has an indirect beneficial         MDP Ventures II LLC
    interest in these securities in his capacity as the controlling member of
    MDP II.  Ventures II, MDP II, Christopher M. Jeffries and Brian J. Collins         By: Millennium Development Partners II LLC,
    are members of a "group" for purposes of Section 13(d) of the Securities               its managing member
    Exchange Act of 1934.
                                                                                       By: /s/ Brian J. Collins        3/28/03
(2) On December 6, 2001, the Issuer issued 15,384 shares of common stock to               ------------------------- -----------
    Ventures II in payment of a commitment fee payable to Ventures II by the               Name:  Brian J. Collins      Date
    Issuer in the amount of approximately $50,000.                                         Title:  Attorney-in-Fact

(3) These securities were purchased on the open market by Brian J. Collins as custodian for, and for the accounts of, his son.

(4) On June 28, 2002, Ventures II acquired 666,666 shares of common stock from an insider of the Issuer in satisfaction of a note in favor of Ventures II with principal and accrued interest totaling $2,645,000 at the time of acquisition.

(5) On December 31, 2002, the Issuer issued 54,643 shares of common stock to Ventures II in payment of a commitment fee payable to Ventures II by the Issuer in the amount of approximately $128,411.

(6) On September 6, 2002, Ventures II purchased 2,000 shares of Series C
    Convertible preferred stock of the Issuer from the Issuer for an aggregate purchase price of $2,000,000. These shares are convertible at any time at the option of Ventures II.

(7) The reporting persons disclaim beneficial ownership in the securities of the Issuer except to the extent of their pecuniary interest, if any, therein.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.



                                                                                                                   Page 2 of 7 Pages

                                                             APPENDIX A


          NAME AND ADDRESS OF REPORTING PERSON:                                        MDP Ventures II LLC
                                                                                       1995 Broadway
                                                                                       New York, NY 10023

          ISSUER NAME AND TICKER OR TRADING SYMBOL:                                    The Sports Club Company, Inc.

          STATEMENT FOR MONTH/YEAR:                                                    December 31, 2002

------------------------------------------------------------------------------------------------------------------------------------
                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
|1.                             |2.      |2A.     |3.     |4.                                   |5.             |6.     |7.        |
|Title of Security              |Trans-  |Deemed  |Trans- |Securities Acquired (A)              |Amount of      |Owner- |Nature of |
|(Instr. 3)                     |action  |Execu-  |action |or Disposed of (D)                   |Securities     |ship   |Indirect  |
|                               |Date    |tion    |Code   |(Instr. 3, 4 and 5)                  |Beneficially   |Form:  |Beneficial|
|                               |(Month/ |Date,   |(Instr.|                                     |Owned at end   |Direct |Ownership |
|                               |Day/    |if any  | 8)    |-------------------------------------|of Issuer's    |(D) or |(Instr. 4)|
|                               |Year)   |(Month/ |       |                |   |                |Fiscal Year    |In-    |          |
|                               |        |Day/    |       |                |   |                |(Instr. 3      |direct |          |
|                               |        |Year)   |       |                |(A |                | and 4)        |(I)    |          |
|                               |        |        |       |                |or |                |               |(Instr.|          |
|                               |        |        |       |     Amount     |(D)|      Price     |               | 4)    |          |
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      7/25/01             P4           5,000      A        $3.15                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      7/30/01             P4           2,000      A        $3.15                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      8/01/01             P4             400      A        $3.15                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      8/06/01             P4             300      A        $3.15                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      8/14/01             P4             600      A        $3.15                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      8/22/01             P4           3,500      A        $3.15                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      8/23/01             P4           4,000      A        $3.15                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      8/28/01             P4             400      A        $3.05                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      9/04/01             P4          20,000      A        $3.15                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      9/20/01             P4           4,000      A        $3.05                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      9/25/01             P4             100      A        $3.05                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      9/27/01             P4           6,200      A        $3.05                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      9/28/01             P4             100      A        $3.05                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01  10/01/01
  per share                                          P4           2,500      A        $3.05                      (1)(7)    (1)(7)
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                   Page 3 of 7 Pages

                                                             APPENDIX A


          NAME AND ADDRESS OF REPORTING PERSON:                                        MDP Ventures II LLC
                                                                                       1995 Broadway
                                                                                       New York, NY 10023

          ISSUER NAME AND TICKER OR TRADING SYMBOL:                                    The Sports Club Company, Inc.

          STATEMENT FOR MONTH/YEAR:                                                    December 31, 2002

------------------------------------------------------------------------------------------------------------------------------------
                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
|1.                             |2.      |2A.     |3.     |4.                                   |5.             |6.     |7.        |
|Title of Security              |Trans-  |Deemed  |Trans- |Securities Acquired (A)              |Amount of      |Owner- |Nature of |
|(Instr. 3)                     |action  |Execu-  |action |or Disposed of (D)                   |Securities     |ship   |Indirect  |
|                               |Date    |tion    |Code   |(Instr. 3, 4 and 5)                  |Beneficially   |Form:  |Beneficial|
|                               |(Month/ |Date,   |(Instr.|                                     |Owned at end   |Direct |Ownership |
|                               |Day/    |if any  | 8)    |-------------------------------------|of Issuer's    |(D) or |(Instr. 4)|
|                               |Year)   |(Month/ |       |                |   |                |Fiscal Year    |In-    |          |
|                               |        |Day/    |       |                |   |                |(Instr. 3      |direct |          |
|                               |        |Year)   |       |                |(A |                | and 4)        |(I)    |          |
|                               |        |        |       |                |or |                |               |(Instr.|          |
|                               |        |        |       |     Amount     |(D)|      Price     |               | 4)    |          |
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      10/5/01             P4           5,100      A        $3.05                      (1)(7)     (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      10/24/01            P4             300      A        $3.05                      (1)(7)     (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      10/26/01            P4           5,000      A        $3.05                      (1)(7)     (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      10/29/01            P4           7,500      A        $3.05                      (1)(7)     (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      10/30/01            P4           1,100      A        $3.05                      (1)(7)     (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      12/28/01           J4(2)        15,384      A     $3.25(2)                      (1)(7)     (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      4/11/02             P4           2,500      A        $2.50                       (3)       (3)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      4/15/02             P4             100      A        $2.50                       (3)       (3)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      4/16/02             P4           1,000      A        $2.50                       (3)       (3)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      4/18/02             P4           1,400      A        $2.50                       (3)       (3)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      6/28/02            J4(4)       666,666      A     $3.97(4)                      (1)(7)     (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      10/16/02            P4          91,200      A        $2.50                      (1)(7)     (1)(7)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01
  per share                      12/31/02           J4(5)        54,643      A        $2.35(5)                   (1)(7)     (1)(7)
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                   Page 4 of 7 Pages

                             Joint Filer Information
                             -----------------------


Name:  Christopher M. Jeffries

Address:  1995 Broadway, New York, New York 10023

Designated Filer:  MDP Ventures II LLC

Issuer & Ticker Symbol:  The Sports Club Company, Inc. (SCY)

Statement for Month/Year:  December 31, 2002


Signature:  By:  /s/ Brian J. Collins
                 ----------------------------------
                    Name: Brian J. Collins
                    Title: Attorney-in-fact





                                                               Page 5 of 7 Pages

                             Joint Filer Information
                             -----------------------


Name:  Millennium Development Partners II LLC

Address:  1995 Broadway, New York, New York 10023

Designated Filer:  MDP Ventures II LLC

Issuer & Ticker Symbol:  The Sports Club Company, Inc. (SCY)

Statement for Month/Year:  December 31, 2002


Signature:  By:  /s/ Brian J. Collins
                 ----------------------------------
                    Name: Brian J. Collins
                    Title: Attorney-in-fact





                                                               Page 6 of 7 Pages

                             Joint Filer Information
                             -----------------------


Name:  Brian J. Collins

Address:  1995 Broadway, New York, New York 10023

Designated Filer:  MDP Ventures II LLC

Issuer & Ticker Symbol:  The Sports Club Company, Inc. (SCY)

Statement for Month/Year:  December 31, 2002


Signature:  By:  /s/ Brian J. Collins
                 ----------------------------------
                  Brian J. Collins





                                                               Page 7 of 7 Pages